Exhibit 10.61
Martin H. Singer Employment Agreement

PCTEL, INC.
MARTIN H. SINGER EMPLOYMENT AGREEMENT
(amended and restated on September 5, 2007)
     This Agreement, as amended and restated as of September 5, 2007, (the “Effective Date”), is made and entered into by and between PCTEL, Inc. (the “Company”) and Martin H. Singer (“Executive”).
     1. Duties and Scope of Employment. Executive will continue to serve as the Company’s Chief Executive Officer and Chairman of the Board of Directors. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
     2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time, with or without cause or notice, by either the Company or Executive.
     3. Compensation.
          (a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at an annualized rate (the “Base Salary”) determined by the Board, or, if such authority is delegated, by the Compensation Committee of the Board (the “Compensation Committee”). Executive’s annual Base Salary will be reviewed on an annual basis by the Compensation Committee and the Board of Directors in accordance with the Compensation Committee’s and the Board’s established procedures for reviewing salaries of the Company’s executive officers.
          (b) Bonus and Incentives. Executive shall be eligible to receive annual bonuses, long term incentives and such other elements of compensation (whether in cash or equity) as determined by and at the discretion of the Board or the Compensation Committee.
     4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending medical account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
     5. Vacation. Executive will be entitled to paid vacation of four weeks per year plus one additional day for each full year of employment (commencing October 1, 2001).
     6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, the Company will reimburse Executive for reasonable legal expenses as may be incurred by Executive from time to time in connection with the legal review of this Agreement and any amendment to this Agreement.
     7. Severance.
          (a) Termination Following a Change of Control. If Executive’s employment is terminated within twelve (12) months following a Change of Control, the severance and other benefits to which Executive is entitled shall be governed by the Management Retention Agreement then in effect between the Company and Executive (which includes the definition of Change of Control).
          (b) Involuntary Termination other than for Cause; Voluntary Termination for Good Reason Apart From a Change of Control. If either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, Executive’s employment with the Company is terminated either (A) involuntarily by the Company for reasons other than Cause, or (B) by Executive pursuant to a Voluntary Termination for Good Reason, and Executive signs and does not revoke a standard mutual release of claims with the Company, then, subject to Section 10, Executive shall be entitled to receive the following benefits from the Company:
               (i) Salary and Bonus Continuation. Executive shall be entitled to receive continuing payments of salary (less applicable withholding taxes) at the rate equal to Executive’s Base Salary rate, as then in effect, for a period of twelve (12) months from the date of such termination in accordance with the Company’s normal payroll policies. In addition, Executive shall be entitled to receive one hundred percent (100%) of Executive’s maximum potential annual bonus (less applicable withholding taxes) as in effect for the fiscal year in which Executive’s termination occurs, payable in equal monthly installments over a period of twelve (12) months from the date of such termination in accordance with the Company’s normal payroll practices.
               (ii) Benefits. The Company will reimburse Executive for the cost of Executive’s continued participation in the Company’s health, dental and vision plans at the same level of coverage as was provided to Executive immediately prior to the termination of Executive’s employment with the Company (“Company-Paid Coverage”). If such coverage included Executive’s dependents immediately prior to Executive’s termination, such dependents shall also be covered at the Company’s expense. Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months following the date of the termination of Executive’s employment (the “Benefits Termination Date”), or (ii) the date upon which Executive or Executive’s dependents become covered under another employer’s group health, dental and vision insurance benefit plans. If, after twelve (12) months following the Benefits Termination Date, Executive has not become covered under another employer’s group health, dental and vision insurance benefit plans, Executive may independently obtain health, dental and vision insurance benefits comparable in the aggregate in scope and coverage to that provided by the Company to Executive immediately prior to the Benefits Termination Date, and the Company shall reimburse Executive for the cost of the premiums paid for such benefits until the earlier of (A) six (6) months following the termination of Company-Paid Coverage, or (B) the date upon which Executive and Executive’s dependents become covered under another employer’s group health, dental and vision insurance benefit plans.

               (iii) Partial Accelerated Vesting. All equity awards then held by Executive with restrictions that are time-based, subject to Executive’s continued service with the Company, shall partially accelerate or if Executive is then holding unvested shares, the Company’s right to repurchase the then-unvested shares under each such equity award shall partially lapse, with respect to the number of shares under each such award that would have become vested or been released from such repurchase right under each respective equity award if Executive’s employment with the Company had continued for an additional twelve (12) months following such termination date. All equity awards then held by Executive with restrictions that are exclusively performance-based shall immediately vest only as to those awards that are targeted for achievement during the performance year in which the employment termination occurs (regardless of any actual level of achievement subsequently determined); all other then unvested performance-based awards shall be forfeited.
               (iv) Executive Deferred Compensation Plan. Executive shall be entitled to receive all amounts then owing to him under the Company’s Executive Deferred Compensation Plan based on the plan provisions as in effect on the execution date of this Agreement.
               (v) Terms. The benefits set forth in this Section 7(b), together with any other benefits which Executive may be expressly entitled to receive resulting from Executive’s involuntary termination of employment pursuant to any Company severance and benefit plans and practices, or pursuant to other agreements with the Company, will be provided to Executive in accordance with the terms of the related plans or agreements.
     8. Sections 280G and 4999. The Company’s obligations to provide the compensation, equity and other benefits as set forth in Section 7 above are expressly conditioned upon Executive’s compliance with the covenants set forth in Section 13 below, and are not contingent upon any event constituting a change of effective control or ownership of the Company or in the ownership of a substantial portion of the assets of the Company. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the code, then Executive’s severance benefits under the Employment Agreement shall be payable either
(i)	in full, or

(ii)	as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance benefits under the Employment Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of

Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
     9. Voluntary Termination; Termination for Cause. If Executive’s employment is terminated by the Company for Cause, or by Executive for any reason, but other than pursuant to a Voluntary Termination for Good Reason, then (A) all further vesting of any stock option, restricted stock award or other Company equity compensation held by Executive will cease immediately and all rights to receive further compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (B) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.
     10. Death and Disability. If Executive’s employment terminates as a result of death or Disability, Executive (or his estate, as applicable) shall be entitled to receive the following benefits from the Company:
          (a) Salary. Executive will only be eligible for benefits in accordance with the Company’s established policies then in effect.
          (b) Bonuses. Executive shall receive the target bonus in effect for the performance period during which Executive’s employment is terminated, pro rated for Executive’s length of service during the performance period up to the date of Executive’s termination. Such bonus shall be paid to Executive as soon as practicable following the completion of the performance period and the determination of the amount of bonus to be paid.
          (c) Equity Incentives. All unvested equity incentives, whether time-based or performance-based, shall immediately accelerate and vest in full, and all repurchase restrictions in favor of the Company shall immediately lapse. Performance-based incentives in which a range of incentives above or below the target may be earned dependent on the achievement of different levels of performance, which this section shall accelerate and vest as to the targeted number of incentives.
          (d) Executive Deferred Compensation Plan. In the event of Executive’s death, Executive shall be entitled to receive the death benefit in accordance with the provisions of the Executive Deferred Compensation Plan.
     11. Section 409A.
          (a) Distributions. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any other guidance promulgated thereunder (“Section 409A”) at the time of his termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by the fifteenth day of the third month of the Company’s fiscal year following Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each such payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.
          (b) Amendment. This provision is intended to comply with the requirements of Section 409A so that none of the Deferred Compensation Separation Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
          (c) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
     12. Definitions.
          (a) Cause. “Cause” shall mean:
               (i) An act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive;
               (ii) Executive being convicted of, or a plea of nolo contendere to, a felony;
               (iii) A willful act by Executive which constitutes gross misconduct and which is injurious to the Company; or
               (iv) Following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive’s obligations to the Company which are demonstrably willful and deliberate on Executive’s part and affords Executive a reasonable opportunity to cure within a reasonable period of time.
          (b) Disability. “Disability” shall mean that:

               (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;
               (ii) Executive by reason any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for at least three (3) months under the Company’s accident and health plan; or
               (iii) Executive is determined to be totally disabled by the Social Security Administration.
          (c) Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” shall mean Executive voluntarily resigns after the occurrence of any of the following without Executive’s express written consent:
               (i) A material reduction of Executive’s duties, authority or responsibilities (including any change in title that would compromise Executive’s direct reporting responsibility to the Board), relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, authority or responsibilities; provided, however, that a “Voluntary Termination for Good Reason” shall not be deemed to have occurred in connection with a reduction of duties, title, authority or responsibilities resulting solely from any change in Executive’s position as Chairman of the Board as a result of any legislation, statute, rule or regulation (including rule or regulation of Nasdaq) that would require, or encourage for purposes of prudent corporate governance, the separation of the roles of the Chairman and the Chief Executive Officer, or any stockholder proposal to similar effect approved by a majority of the stockholders;
               (ii) A material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction;
               (iii) A material reduction by the Company in the Base Salary of Executive as in effect immediately prior to such reduction;
               (iv) A material reduction by the Company in the aggregate level of employee benefits, including bonuses, to which Executive was entitled immediately prior to such reduction with the result that Executive’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees); or
               (v) Any act or set of facts or circumstances which would, under Illinois case law or statute, constitute a constructive termination of Executive.
Provided, however, that before Executive’s employment may be terminated by a Voluntary Termination for Good Reason, (A) Executive must provide written notice to the Company, within ninety (90) days of the initial existence of the Voluntary Termination for Good Reason condition, setting forth the reasons for Executive’s intention to terminate his employment as a result of a Voluntary Termination for Good Reason and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Voluntary Termination for Good Reason condition.
     13. Conditional Nature of Severance Payments.
          (a) Noncompete. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Executive’s employment (the “Restricted Period”) with the Company for any reason (whether during the Employment Term or subsequent to the end of such period), it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, Executive agrees and acknowledges that his right to receive the severance payments and benefits set forth in Section 7 (to the extent Executive is otherwise entitled to such payments and benefits) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes in the markets for the Restricted Business (as defined below) during the Restricted Period; provided, however, that nothing in this Section 13(a) shall prevent Executive from owning as a passive investment less than one percent (1%) of the outstanding shares of the capital stock of a publicly-held company if (A) such shares are actively traded on the New York Stock Exchange or the Nasdaq Global Market and (B) Executive is not otherwise associated with such company or any of its affiliates. The “Restricted Business” for purposes of this Agreement is one which is engaged in the design, development, manufacture, production, marketing, sale, licensing or servicing of any products, or the provision of any services, that are the same as or substantially similar to those of the Company during the Restricted Period. Upon any breach of this section, all severance payments and benefits pursuant to this Agreement shall immediately cease.
          (b) Non-Solicitation. During the twelve (12) months following the termination of Executive’s employment with the Company for any reason (whether during or after the Employment Term), Executive agrees and acknowledges that Executive’s right to receive the severance payments and benefits set forth in Section 7 (to the extent Executive is otherwise entitled to such payments and benefits) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.
     14. Assignment. This Agreement will inure to the benefit of the heirs, executors and legal representatives of Executive upon Executive’s death and will be binding upon and inure to the benefit of any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

     15. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
PCTEL, Inc.
8725 West Higgins Road
Suite 400
Chicago, Illinois 60631
Attn: General Counsel
If to Executive:
Martin H. Singer
at the last residential address known by the Company.
     16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
     17. Arbitration and Equitable Relief.
          (a) Arbitration. Except as provided in Section 17(b) below, Executive agrees that any dispute or controversy arising out of, relating to, or concerning Executive’s employment with the Company or the termination of Executive’s employment with the Company, or any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Cook County, Illinois, in accordance with the National Rules for Resolution of Employment Disputes then in effect of the American Arbitration Association, except as provided in Section 17(b) below. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and each party shall separately pay its counsel fees and expenses.
     This arbitration clause constitutes a waiver of Executive’s and the Company’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including, but not limited to, the following claims:
               (i) Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

               (ii) Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the Fair Labor Standards Act; and
               (iii) Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.
          (b) Equitable Remedies. Executive agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Section 13. Accordingly, Executive agrees that if Executive breaches such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief, and Executive hereby consents to the issuance of such injunction and to the ordering of specific performance.
          (c) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body, such as the Illinois Department of Human Rights, the Equal Employment Opportunity Commission or the Workers’ Compensation Commission. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim (other than workers’ compensation claims).
     18. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including any consulting or independent contractor agreements. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.
     19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
     20. Governing Law. This Agreement will be governed by the laws of the State of Illinois (with the exception of its conflict of laws provisions), and all actions to enforce its terms will be venued exclusively in Cook County, Illinois.
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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

PCTEL, INC.

/s/ RICHARD C. ALBERDING		Date: September 5, 2007

By:	Richard C. Alberding
Title:	Chair, Compensation Committee of the Board of Directors

EXECUTIVE

/s/ MARTIN H. SINGER		Date: September 5, 2007

Martin H. Singer